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NS Group, Inc.                                   Form 10-K/A  December 31, 2001

                                                                   Exhibit 99.2

To the Securities and Exchange Commission:

In connection with its Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 18, 2002, NS Group, Inc. (the "Company" submits the following.

The Company's independent auditors, Arthur Andersen LLP ("Andersen"), have represented to the Company that their audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.


                                           NS GROUP, INC.

Date: March 21, 2002                       By: /s/ Thomas J. Depenbrock
                                               -------------------------
                                               Thomas J. Depenbrock,
                                               Vice President, Treasurer and
                                               Chief Financial Officer